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October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

Introduction – Alan Feldman

Resource and C-III announced in June, that Resource entered into an agreement with Sierra Crest Investment Management LLC (which we’ll refer to during today’s discussion as, “Sierra Crest”), an affiliate of BC Partners LLP, and certain other entities, under which, among other things and subject to the receipt of approval from the shareholders of the Resource Credit Income Fund (which we’ll refer to during today’s discussion as, the “CIF” or the “Fund”), a closed-end interval fund, Sierra Crest will become the investment adviser to the Fund. The purpose of this call is primarily to provide an update on the CIF from Portfolio Manager Mike Terwilliger and Executive Vice President Ted Segal, as well as hear from Ted Goldthorpe from Sierra Crest. Before I turn it over to Mike and Ted, I will explain, at a high level, what drove the decision to propose a new manager and some of the potential benefits of the transaction.

Shareholders have received a proxy statement with detailed information regarding the proposed changes and, if they have not yet voted, a reminder to vote. We urge you to read that carefully for detailed information about the changes.

As I mentioned, if approved by shareholders, Sierra Crest will take over as investment manager to the Fund. Sierra Crest is an affiliate of BC Partners; BC Partners is a global alternative asset management firm with a 30-year history investing across Europe and North America and has approximately $25 billion in assets under management in private equity, private credit and real estate strategies. We believe that Sierra Crest, together with the BC Partners platform, provides investors with several key benefits:

1.	a manager that is a focused, credit oriented investment manager. This brings potential access to more investment opportunities and affords many more “credit” focused professionals to focus on the CIF
2.	an experienced team of 16 credit professionals that have established track records
3.	a commitment to the business and to growing the CIF’s asset platform
4.	The CIF’s strategy remains the same
5.	Sierra Crest is interested in retaining Portfolio Manager Mike Terwilliger

As a reminder, today's presentation contains forward-looking statements about the Fund. The actual results may differ materially from those projected due to risks and uncertainties, including but not limited to, those discussed in the Fund’s SEC filings. These filings, including the Fund’s most recent reports to shareholders and the Fund’s registration statement, are available on the Fund’s website or upon request at no charge.

With that, I’ll now turn it over to Mike for an update on the portfolio’s performance.

 October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

Portfolio Performance Update – Mike Terwilliger

Good afternoon. It is my pleasure to be speaking with everyone this afternoon. Let’s start with a bit of the macro overview, then get into the Fund’s performance and then end with a brief overview of the future.

So, the broader market has continued its post-COVID rally aided first by the extraordinary liquidity provided by global central banks. The rally has been strongest in those corners of the market most directly benefiting from the Fed’s extraordinary monetary policy.

Tech stocks have obviously had a remarkable run aided by changing consumer behaviors that boosted the prospects of the Zoom’s of the world, but also by the Fed’s moving interest rates near the zero bound. If equities prices represent the value of future cash flows, well, the value of those cash flows increases dramatically when they are discounted at rates close to zero. So yes, tech and growth-oriented equities have rallied strongly.

The rally has also extended into parts of the credit markets as well—specifically in the highest quality corners of the credit market. Despite a broadly improving economic backdrop, the U.S. 10 Year Treasury as of DATE remains at only 75bps and real yields, are at record lows due to the extraordinary liquidity provided by global central banks.

These incredibly low yields have migrated into the so-called quality segments of the corporate credit market as well. Right now, the yield on U.S. Investment Grade sits at exactly 2.0%. That is 2.0% before fees, I would note.

I take the view—a view that I shared with everyone during our last call—the Fed and Global Central Banks have effectively rendered traditional fixed income un-investable.

In my view, all investing, at its core, comes down to income. Even tech stocks are, in my view, related to income. People chase growth-oriented securities in hopes of being able to accumulate more assets, which they can then deploy into income-oriented investments.

People need income to plan their retirement, to ensure their long-term safety and shelter themselves from the whims of the equity market. However, the rock-bottom rates imposed by global central banks have effectively rendered traditional mutual funds and ETFs useless. They no longer serve a function. They don’t generate income; they provided limited downside protection given the inability for the Fed to cut rates further. Plus, don’t get me started on their inflation risk.

In the world of rock-bottom rates, investors need to migrate into alternative private credit to generate the incomes they need to fund their investment goals. So, with traditional fixed income effectively rendered useless, investors will need to gravitate into private credit solution like the Credit Income Fund.

As for the Fund performance in and of itself, so investors may ask, well if the market is up so much, why has your NAV not rallied all the way back?

October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

First, we would note that shares have rallied a remarkable 15% since its late March / early April trough. Second, and more importantly, I would note, the part of the market which we traffic—specifically lower middle market, private credit are among the last parts of the market to come back. There is always a significant time lag between what happens in the public / most liquid parts of the market and the private market.

The Fed is quite literally buying Treasury and Investment Grade debt. Hence, that is the part of the market that has come back first. The Fed isn’t buying BDCs; the Fed isn’t buying lower middle market credit, so of course, our assets take longer to rebound. However, the Fed is effectively forcing investors into our part of the market. With rock-bottom yield and negative real yields, investors will, in time, migrate down the credit continuum into our assets.

The Fed is effectively saying, hey investors, if you own Treasuries, we will literally buy them from you. You go use the cash we give you to go buy other assets. That process, will, in-time, filter into our part of the market.

I would also highlight, even with our assets not having rallied all the way back, our fund has posted a remarkable long-term track-record. Yes, the Barclays Agg outperformed the CIF this year, but our Fund crushes the Agg over a five year timeframe—beating it by nearly 170bps. We beat the loan Index by nearly the same amount. People brag about beating benchmarks by 20bps; we beat ours by nearly 200bps.

Lastly, on that front, I leave investors with a question. Where would you put an incremental dollar right now? Would you chase an equity market that is among the most expensive in history at the same time that GDP is at the lowest in history? Would you buy traditional fixed–income, which offers now yield and no protection and tremendous inflation risk? With the Credit Income Fund, we are still able to buy assets at discounts and high yields. For me, the incremental dollar—and my personal incremental dollar—is going into the last cheap segment of the market, in lower middle market, private credit.

With that, let me transition the call to Ted Goldthorpe at BC Partners. Ted Goldthorpe is the Founder and Head of the Credit Business at BC Partners. Prior to BC Partners, Ted was at Apollo where he managed $23 billion of credit-focused capital as the President and CIO of Apollo Investment Corporation, the Head of Apollo’s Opportunistic Credit Business as well as being a member on the Apollo Management Committee. Before joining Apollo, Ted had a 13-year career at Goldman Sachs, where he ran the illiquid credit investing business in the Goldman Sachs Special Situations Group and the Bank Loan Distressed Investing Desk.

Ted and I have gotten to know each other very well over the past several months, and I’m excited about the prospect of joining the BC Partners family.

Ted, over to you.

 October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

Sierra Crest Overview – Ted Goldthorpe

Thank you, Mike and good afternoon. My name is Ted Goldthorpe, and I could not be more excited about the prospect of partnering with Mike Terwilliger and his team who manage the CIF. We at BC Partners believe that the CIF is the perfect extension to our business, and I would like to use this opportunity today to introduce you to our business, explain our strategic rationale for the transaction and highlight some of the important benefits for the CIF’s shareholders that we would expect from our partnership.

Sierra Crest is the external manager of Portman Ridge Finance Corporation, a non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Sierra Crest is an affiliate of BC Partners. BC Partners is a leading global alternative asset manager, with more than $25 billion of assets under management and over 30 years of operating history in the U.S. and Europe. Our private equity business has a strong track record investing in defensive growth businesses, and we are currently raising our 11th private equity fund, with our first fund dating back to 1987 making us one of the oldest and most successful private equity firms.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors. BC Partners Credit manages $2.3 billion of assets across a range of opportunistic credit funds, public and private BDCs, and other permanent capital vehicles. BC Partners Credit is fully integrated with the broader BC Partners platform allowing us to leverage the differentiated deal sourcing capabilities, deep industry expertise and the established infrastructure made available by BC Partners.

The strategic rationale for our proposed partnership with the CIF is our fundamental belief that diligently underwritten and proprietarily sourced corporate credit is an attractive asset class for retail investors through the cycle, and in particular during the current low interest rate environment. We view the interval fund construct as playing a key role in satisfying the growing retail demand for corporate credit as it is an efficient and targeted way for retail investors to access an asset class that is typically available to institutional investors only.

The key reasons my team and I are seeking to partner with Mike and his team at Resource instead of starting our own interval fund were threefold:

First, we see the CIF as a strong platform with tremendous growth potential. Since its inception in 2015, the CIF has built a strong track record, a differentiated distribution network and an experienced team that we believe can grow the CIF into a leading credit focused fund for retail investors.

Second, we believe that the deep institutional relationships of BC Partners as a leading global alternative asset manager with the largest brokerage houses is highly complementary to the CIF and the key missing puzzle piece to boosting the CIF’s growth through the institutional sales channel.

October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

Third, and last but not least, we found a leadership team in Mike Terwilliger and Ted Segal that shares our credit investment philosophy, our commitment to utmost intellectual honesty and our passion for building a successful business.

Which brings me to the final and most important part of my call segment: What does the proposed partnership between the CIF and BC Partners mean for the CIF’s investors and why do we think it is beneficial?

First, after several months of uncertainty for the CIF and its investors I can assure you that my team and I are here to stay. We are excited about the prospect of bringing the CIF into the BC Partners eco-system.

Second, in addition to being committed to the CIF’s existing portfolio team to ensure continuity, this transaction will supplement Mike and his team with our group of 16 credit investment professionals as well as our 9 credit-focused central support professionals. This means more resources, deeper underwriting and a broader relationship network with investment banks, trading desks, and financial advisors.

Third, BC Partners Credit has multiple, proprietary sourcing channels through which we originate in excess of 250 transactions annually. This proprietary deal flow may diversify the CIF’s current portfolio in a way that we expect to result in a more idiosyncratic and enhanced risk-adjusted return.

With that, I would like to turn the call back over to Ted Segal.

Close – Ted Segal

Thank you everyone again for joining today’s call. While we are not taking Q&A on this call, you can reach out to our sales desk at 866-773-4120, again that is 866-773-4120. Mike Terwilliger, as well as members of Sierra Crest, are available for additional one on one calls that we can help schedule. Like many of you – we are working remotely so be sure to leave your name and number so we can respond.

We are excited about the proposed transaction with Sierra Crest. Sierra Crest brings significant resources and expertise in its capacity as an affiliate of an international advisory firm. They are committed to increased asset growth and intends to retain Mike to lead the fund. We believe that the Fund’s relationship with Sierra Crest will afford the Fund increased investment opportunities given the breadth of the platform, which may result in increased investment portfolio diversification. You heard from Ted Goldthorpe today. Ted and Sierra Crest will continue to join these calls.

The CIF has been steadily recovered throughout Q3, generating a return of 6.52% during the quarter. CIF was up about 14.4% for the 6 months ending September 30th. As Mike discussed, it is difficult to find yield in this environment. Treasuries sit at 78 bps, investment grade is yielding about 2.37% as of October 2nd. The CIF continues to generate a strong distribution. As of September 30th, the distribution is 7.21% for the A share, a little less for the C share, a little more for the I share. In this uncertain environment, we continue to provide durable income for our investors.

We look forward to continuing to work with you.

October 8, 2020 – CIF Conference Call Talking Points

(for Broker-Dealers, Advisors, etc.)

Not for Printing or Distribution

The shareholder meeting to approve Sierra Crest as the new investment adviser is now scheduled for Wednesday, October 21st. Broadridge, the proxy solicitor retained by Resource, will continue to contact investors until they exercise their vote.

Voting is quick and easy. There are three options: for, against and abstain. Shareholders should read the proxy prior to voting.

The proxy was mailed to all shareholders as of July 17, 2020 and is available on our website in the Literature section. Voting can be accomplished via the Internet at www.proxyvote.com, over the phone by calling 855-973-0089 or by returning the proxy card they received via US Mail.

Again – for any questions – we can be reached at 866-773-4120 or visit www.resourcealts.com.

Thank you all, stay safe and healthy, and I hope everyone enjoys the rest of your day. This concludes today’s call.

Who to contact:

•	Peggy Gold – Broker-Dealer and Due Diligence contacts 215-717-3355
•	Ted Segal – Financial Advisor contacts 866-773-4120
•	Investor Relations – Shareholders 866-469-0129 or 855-747-955
•	Or visit www.resourcealts.com